Exhibit 99.5

August 4, 2022

Poseidon Acquisition Corp.

Attention: David L. Sokol
Email: dsokol@poseidonacq.com

Re:	Washington Family Holdings Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Joint Bidding Agreement, dated and effective as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the entities set forth on Schedule 2 of the Agreement (collectively, “FF”), Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and The Kevin Lee Washington 2014 Trust (collectively, “Washington Family Holdings”), Ocean Network Express, Pte. Ltd. (“ONE”) and David L. Sokol (“DS”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

Subject to the conditions set forth in this letter agreement, Deep Water Holdings, LLC (“Deep Water”) hereby agrees that at the Closing, it will contribute, or cause to be contributed, to Bidco $175,000,000 (such amount, the “Washington Family Holdings Commitment”), which amount shall be used by Bidco to fund (and fully discharge) a portion of the aggregate consideration to be paid by Bidco or a subsidiary thereof pursuant to the Merger Agreement in exchange for the equity interests in Atlas Corporation (the “Company”) (other than the Rollover Equity)(the “Bidco Payment Obligations”); provided that (i) to the extent that Bidco does not require the full amount of the Total Commitment to fund the Bidco Payment Obligations at the Closing, the Washington Family Holdings Commitment, the ONE Commitment and the DS Commitment shall be reduced on a pro rata basis and (ii) Deep Water shall not, under any circumstances, be obligated to contribute (or cause to be contributed) to Bidco more than the Washington Family Holdings Commitment. Upon the funding of the Washington Family Holdings Commitment, Deep Water (or a wholly owned, direct or indirect, subsidiary thereof) will acquire Bidco Common Shares, which shall be the same class and type of equity interests of Bidco as ONE acquires and FF and DS (together with Washington Family Holdings, the “Rollover Group”) acquire, and at the same price per Bidco Common Share paid, (1) pursuant to the ONE ECL and DS ECL and (2) with respect to the members of the Rollover Group, in exchange for their Rollover Equity (using the price paid per Company Common Share paid pursuant to the Merger Agreement as the value per share of Rollover Equity).

Deep Water’s obligation to fund the Washington Family Holdings Commitment is subject to (a) the execution and delivery of the Merger Agreement by the Company and Bidco and/or one or more Affiliates of Bidco (the “Bidco Merger Parties”), (b) the satisfaction in full or waiver by the Bidco Merger Parties, on or before the Closing, of all of the conditions precedent to the Bidco Merger Parties’ obligations to consummate the Merger as set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing but which are capable of being satisfied at such time) as agreed by the Investors in accordance with the Agreement, provided that there shall not be imposed any Adverse Regulatory Condition with respect to Washington Family Holdings or its Affiliates, as shall be reasonably determined in good faith by Washington Family Holdings; it being understood that the funding of the Washington Family Holdings Commitment will occur contemporaneous with the Closing, (c) with respect to the ONE ECL and the DS ECL, the ONE Commitment and the DS Commitment (subject to the provisions of Section 10.4 of the Agreement) shall have been funded or will be funded at the Closing and the Rollover Equity shall have been contributed to Bidco by each of FF and DS in accordance with the applicable Rollover Agreements at the Closing, in each case substantially concurrently with the Washington Family Holdings Commitment funding, (d) the price to be paid per Company Common Share pursuant to the Merger Agreement does not exceed the amount as agreed upon in writing by ONE, TWC and FF pursuant to Section 9.4 of the Agreement, and (e)(i) the substantially contemporaneous consummation of the Closing under the Merger Agreement, (ii) the obtaining by the Company of a final and non-appealable judgment requiring Bidco to specifically perform its obligations pursuant to the terms of the Merger Agreement or (iii) the obtaining by Bidco of a final and non-appealable judgment requiring Deep Water to specifically perform its obligations under this letter agreement.

Deep Water’s obligation to fund the Washington Family Holdings Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Agreement in accordance with Section 12.1 of the Agreement (other than clause (e) thereof), (b) the Closing and the funding of the Washington Family Holdings Commitment hereunder, at which time the obligations hereunder shall be discharged, and (c) commencement by Bidco, ONE, FF, DS, the Company or any of their respective Affiliates of a lawsuit or other proceeding asserting, in writing, directly or indirectly, any claim for payment under or in respect of the Agreement, this letter agreement, or the transactions contemplated hereby or thereby from Washington Family Holdings or its Affiliates, in each case other than a lawsuit or other proceeding against Washington Family Holdings pursuant to the Agreement or Washington Family Holdings’ Rollover Agreement or to specifically enforce the provisions of this letter agreement, the Agreement, Washington Family Holdings’ Rollover Agreement or any other contractual agreement between or among the foregoing parties as permitted herein or therein. Upon a valid termination of this letter agreement, neither Washington Family Holdings nor any of its Affiliates shall have any further obligations or liabilities hereunder.

Subject to the terms of the Agreement, Deep Water may assign all or a portion of its obligation to fund the Washington Family Holdings Commitment to another Washington Family Holdings party or to an Affiliate of any Washington Family Holdings party with the consent of each of ONE, FF and DS except in the case of assignment to another Washington Family Holdings party, which shall not require consent; provided, however, that any such assignment shall not relieve Deep Water of its obligations under this letter agreement. The Washington Family Holdings Commitment shall not be assignable by Bidco without the prior written consent of Deep Water, and the granting of such consent in a given instance shall be solely in the discretion of Deep Water and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly provided herein, this letter agreement shall not be assignable without the consent of the parties hereto, each of ONE, FF and DS and the Company.

This letter agreement shall be binding solely on the parties hereto and their successors and permitted assignees and inure solely to the benefit of Bidco, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Bidco any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Bidco to enforce, the Washington Family Holdings Commitment or any other provisions of this letter agreement; provided, however, that, subject to the terms and conditions set forth in Section 2.1 of the Agreement and in the Merger Agreement, each of ONE, FF, DS and the Company is hereby made a third-party beneficiary of the rights granted to Bidco hereby for the purpose of obtaining specific performance of Bidco’s right to cause the Washington Family Holdings Commitment to be funded pursuant to the terms and conditions hereunder, and for no other purpose (including, without limitation, any claim for monetary damages hereunder). Washington Family Holdings’ creditors shall have no right to enforce this letter agreement or to cause Bidco to enforce this letter agreement.

Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Washington Family Holdings or any of its successors or permitted assignees may be a partnership, limited liability company or similar domestic or foreign entity, Bidco by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than Deep Water and its successors and permitted assignees shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under this letter agreement, the Merger Agreement or any documents or instruments delivered in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager or employee of Washington Family Holdings (or any of its successors or assignees), against any former, current or future general or limited partner, manager, equityholder or member of Washington Family Holdings (or any of its successors or assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, equityholder, manager or member of any of the foregoing (each, other than Washington Family Holdings and its successors and permitted assignees, a “Washington Family Holdings Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Washington Family Holdings against the Washington Family Holdings Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; provided that (and notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith), (A) nothing herein shall limit the rights of ONE, FF and DS against Washington Family Holdings under the Agreement pursuant to the terms and conditions of such Agreement or Washington Family Holdings’ Rollover Agreement pursuant to the terms and conditions of such Rollover Agreement, and (B) nothing herein shall limit the rights of ONE, FF, DS and the Company against Deep Water (or with respect to any assignee hereof) as a third-party beneficiary under this letter agreement pursuant to the terms and conditions hereof. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Washington Family Holdings party (other than Deep Water) or any Affiliate thereof, as such, for any obligations of Deep Water under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Bidco further agrees that neither it nor any of its Affiliates shall have any right of recovery against Washington Family Holdings or any of the Washington Family Holdings Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Bidco or any of its equityholders against Washington Family Holdings or any of the Washington Family Holdings Affiliates, or otherwise, except for Bidco’s right to be capitalized by Deep Water with the Washington Family Holdings Commitment under and to the extent provided in this letter agreement and Washington Family Holdings’ Rollover Agreement and subject to the terms and conditions hereof and thereof. Bidco hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Agreement or the Merger Agreement against Washington Family Holdings or any of the Washington Family Holdings Affiliates, except for claims against Deep Water under this letter agreement or against Washington Family Holdings under the Agreement or Washington Family Holdings’ Rollover Agreement.

This letter agreement shall be treated as confidential and is being provided to Bidco, ONE, FF, DS and the Company solely in connection with the Agreement and the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement, the Merger Agreement, the ONE ECL and the DS ECL), except with the written consent of Washington Family Holdings; provided, that Bidco or the Company or any other Investor may disclose this letter agreement (a) to its officers, directors, advisors and other authorized representatives, (b) to the extent required by applicable Law or the applicable rules of any national securities exchange, including, without limitation, in connection with routine filings, submissions and any other similar documentation required or customary to comply with U.S. Securities and Exchange Commission filing requirements or in connection with any securities regulatory agency filings relating to the transactions contemplated under the Merger Agreement; provided that Bidco and the Company will, to the extent reasonably practicable and permitted by applicable law, notify Washington Family Holdings at least twenty four (24) hours before making any such disclosure and consider in good faith any comments made by Washington Family Holdings to prevent or restrict disclosure, or on the content of the disclosure, and (c) in connection with the enforcement by Bidco and/or the Company of their respective rights hereunder or under the Merger Agreement or Washington Family Holdings’ Rollover Agreement.

This letter agreement and all claims hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

Each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all claims hereunder and the parties hereto hereby irrevocably agree that all claims hereunder shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such claim hereunder shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Each of the parties hereto hereby consents to process being served by any party to this letter agreement in any legal proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of the immediately succeeding paragraph.

All notices, requests, instruction, demands and other communications under this letter agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Deep Water, to:

Washington Corporations
P.O. Box 16630
101 International Way
Missoula, MT 59808

Attention:	Jerry Lemon
Email:	jlemon@washcorp.com

with a copy to (which shall not constitute notice):

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention:	Stephan Coonrod and Christopher H. Cunningham
Email:	stephan.coonrod@klgates.com and chris.cunningham@klgates.com

If to Bidco, to:

Poseidon Acquisition Corp.

Attention:	David L. Sokol
Email:	dsokol@poseidonacq.com

with a copy to (which shall not constitute notice):

Honigman LLP

2290 First National Building

600 Woodward Avenue

Detroit, MI 48226

Attention:	Tracy Larsen; Jeff Kuras; Barbara Kaye
Email:	tlarsen@honigman.com; jkuras@honigman.com; bkaye@honigman.com and with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Christopher G. Cross; James C. Gorton; David Kurzweil
Email:	Christopher.Cross@lw.com; James.Gorton@lw.com; David.Kurzweil@lw.com

and with a copy to (which shall not constitute notice):

Torys LLP

114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:	Michael Horwitz
Email:	mhorwitz@torys.com

EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE SPECIFIED DOCUMENTS OR ANY CLAIM HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR CLAIM HEREUNDER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This letter agreement, the Agreement and Washington Family Holdings’ Rollover Agreement contain the complete agreement between Washington Family Holdings and Bidco with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter.

This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and, following the execution of the Merger Agreement, the Company; provided, however, that Deep Water may amend this letter agreement to reflect any assignment as expressly permitted herein.

This letter agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which shall be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

If any provision of this letter agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction: (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, in each case shall not be affected or impaired in any way; provided, however, that this letter agreement may not be enforced without giving effect to the second paragraph, the third paragraph, the fourth paragraph, and the seventh paragraph and to the cap on the Washington Family Holdings Commitment.

Deep Water hereby represents and warrants with respect to itself to Bidco that (a) it has all legal entity power and authority to execute, deliver, and perform the obligations under this letter agreement, (b) the execution, delivery, and performance of this letter agreement by Deep Water has been duly and validly authorized and approved by all necessary legal entity action by it, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equity principles, (d) the execution, delivery and performance of this letter agreement by Deep Water does not violate or result in a breach or default under (i) the organizational or governance documents of Deep Water, (ii) any material document or agreement to which Deep Water is a party or otherwise binding on Deep Water, or (iii) subject to obtaining any necessary regulatory approvals for the consummation of the funding of the Washington Family Holdings Commitment pursuant to this letter agreement and the Closing, any applicable Law unless the failure to receive such regulatory approval would not adversely affect the ability of Deep Water to consummate the funding of the Washington Family Holdings Commitment, and (e) it has the financial capacity, and will maintain such financial capacity through the termination hereof, to pay and perform its obligations under this letter agreement, and all funds necessary for Deep Water to fulfill the Washington Family Holdings Commitment shall be available to Deep Water for so long as this letter agreement shall remain in effect.

[Remainder of page intentionally left blank]

Very truly yours,

DEEP WATER HOLDINGS, LLC

By:	/s/ Lawrence R. Simkins

Name: Lawrence R. Simkins
Title: President

Accepted and Acknowledged as of

the date first written above:

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol

Name:	David L. Sokol
Title:	Chairman